Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

General

The authorized capital stock of Newpark Resources, Inc. (“we”, “us” and “our”) consists of 201,000,000 shares, which includes 200,000,000 shares authorized as common stock, $0.01 par value, and 1,000,000 shares authorized as preferred stock, $0.01 par value.

Description of Common Stock

The following description sets forth certain material terms and provisions of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our common stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, and our amended and restated bylaws, which are filed as exhibits to our Annual Report on Form 10-K.

Dividends. Subject to the rights of holders of preferred stock, common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, our existing credit agreement contains a covenant that restricts us from paying dividends under certain circumstances.

Fully Paid. All outstanding shares of common stock are fully paid and non-assessable upon issuance.

Voting Rights. Common stockholders are entitled to one vote in the election of directors and other matters for each share of common stock owned. Common stockholders are not entitled to preemptive or cumulative voting rights.

Other Rights. Our amended and restated bylaws require that we notify common stockholders of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. There are no redemption or sinking fund provisions applicable to the common stock.

Transfer Agent and Registrar. Our transfer agent and registrar is American Stock Transfer & Trust company, located in New York, New York.

Certain Provisions of Our Certificate of Incorporation, Bylaws and Law

Our restated certificate of incorporation, as amended, and amended and restated bylaws contain provisions that may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. Below is a description of certain of these provisions in our restated certificate of incorporation, as amended, and amended and restated bylaws.

Our restated certificate of incorporation, as amended, authorizes a class of undesignated preferred stock consisting of 1,000,000 shares. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the designations, powers, preferences, and rights applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such designations, powers, preferences, and rights is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of us.

Our restated certificate of incorporation, as amended, provides that the number of directors may not be increased by more than one during any twelve-month period unless the increase is approved by the affirmative vote of two-thirds of the authorized number of directors or two-thirds of the outstanding shares of each class entitled to vote. Our restated certificate of incorporation, as amended, further provides that this provision may not be amended or repealed except upon the affirmative vote of two-thirds of the authorized number of directors and two-thirds of all outstanding shares of each class entitled to vote.

Our amended and restated bylaws preclude the ability of our stockholders to call meetings of stockholders. Except as may be required by law and subject to the holders of rights of preferred stock, special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, our president or by our board of directors pursuant to a resolution adopted by a majority of the members of the board of directors.

Our amended and restated bylaws contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of our bylaws, as amended. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

Our amended and restated bylaws also contain specific procedures for a stockholder to properly bring business before the annual meeting. These provisions require advanced notification that must be given in accordance with the provisions of our bylaws, as amended. The procedure for bringing business before the annual meeting may have the effect of precluding a stockholder from bringing such business at the annual meeting if the required procedure is not followed.

Although Section 214 of the Delaware General Corporation Law (“DGCL”) provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, our restated certificate of incorporation, as amended, does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

Our restated certificate of incorporation, as amended, provides that we will not be governed by the “business combination” provisions of Section 203 of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder, subject to certain exceptions.

Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation, as amended, provides for indemnification of our directors and officers to the full extent permitted by applicable law. Our amended and restated bylaws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers if the individual acted in good faith and in a manner he or she reasonably believes to be in or not opposed to our best interests, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

We have also entered into indemnification agreements with all of our directors and elected officers. The indemnification agreements provide that we will indemnify these officers and directors against expenses, judgments, fines, settlements and other amounts incurred if the individual acted in good faith and in a manner reasonably believed to be in the best interest of the Company and, in the case of criminal proceeding, had no reason to believe that the individual’s conduct was unlawful. The indemnification agreements further provide that notwithstanding any provision contained therein, we will indemnify the officers and directors to the fullest extent permitted by law notwithstanding that such indemnification is not otherwise specifically authorized by the provisions of the indemnification agreement, our restated certificate of incorporation, as amended, our amended and restated bylaws or by statute. The indemnification agreements also provide that these officers and directors shall be entitled to the advancement of fees and sets out the procedures required under the agreements for determining entitlement to and obtaining indemnification and expense advancement.

We also have director and officer liability insurance for the benefit of our directors and elected officers. These policies include coverage for losses for wrongful acts and omissions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.